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                                                                   Exhibit 12
                                                                   Page 1 of 2


                          GPU, INC. AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                   (In Thousands)
                                      UNAUDITED
                                                        Six Months Ended
                                                    June 30,          June 30,
                                                      1996            1995

 OPERATING REVENUES                                 $1,935,188      $1,778,620

 OPERATING EXPENSES                                  1,525,134       1,440,420
   Interest portion of rentals (A)                      13,245          11,668
   Interest on funded indebtedness and
     other interest of service company
     subsidiaries (B)                                    1,637           1,799
       Net expense                                   1,510,252       1,426,953

 OTHER INCOME:
    Allowance for funds used
     during construction                                 6,307           6,429
    Other income/(expense), net                         11,580          (4,170)
   Interest on funded indebtedness and
     other interest of GPU International
     Group (C)                                           7,499               -
       Total other income                               25,386           2,259

 EARNINGS AVAILABLE FOR FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS (excluding
   taxes based on income)                           $  450,322      $  353,926

 FIXED CHARGES:
   Interest on funded indebtedness                  $  101,093      $   93,987
   Other interest (D)                                   28,074          26,466
   Interest portion of rentals (A)                      13,245          11,668
       Total fixed charges                          $  142,412      $  132,121

 RATIO OF EARNINGS TO FIXED CHARGES                       3.16            2.68

 Preferred stock dividend requirement               $    7,992      $    8,529
 Ratio of income before provision for
   income taxes to net income (E)                        162.2%          153.0%
 Preferred stock dividend requirement
   on a pretax basis                                    12,963          13,049
 Fixed charges, as above                               142,412         132,121
       Total fixed charges and
         preferred stock dividends                  $  155,375     $   145,170

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS                          2.90            2.44
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                                                                     Exhibit 12
                                                                     Page 2 of 2



                          GPU, INC. AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
                                      UNAUDITED






 NOTES:

 (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

 (B)   Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc., which are accounted for as Operating Expenses in the Company's consolidated income statement.

 (C)   Represents fixed charges of the GPU International Group, which are accounted for as Other Income and Deductions in the Company's consolidated income statement.

 (D) Includes dividends on subsidiary-obligated mandatorily redeemable preferred securities of $14,444 and $10,372 for the six month periods ended June 30, 1996 and 1995, respectively.

 (E) Represents income before provision for income taxes and preferred stock dividends of $307,910 and $221,805 for the six month periods ended June 30, 1996 and 1995, respectively, divided by income before preferred stock dividends of $189,870 and $145,006, respectively for the same periods.
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